UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2012 (June 1, 2012)

KEY ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-08038	04-2648081
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 McKinney Street, Suite 1800

Houston, Texas 77010

(Address of principal executive offices and Zip Code)

713/651-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, Key Energy Services, Inc., a Maryland corporation (the “Company”), received a letter on December 7, 2011 (the “Letter”) on behalf of the Arkansas Public Employees Retirement Systems (“APERS”), stating that APERS is a stockholder of the Company and alleging that certain of the Company’s officers, employees and one director (the “Named Individuals”) had breached their fiduciary duties, violated internal corporate policies and been unjustly enriched in connection with their oversight and administration of the Company’s compliance with health, safety, labor, motor vehicle and other similar laws, rules and regulations to which the Company is subject. The Letter demanded that the Company’s board of directors (the “Board”) take action against the Named Individuals to remedy the conduct alleged in the Letter and threatens that APERS will commence a shareholder derivative suit on behalf of the Company absent action from the Board. To the Company’s knowledge, no complaint has been filed in connection with the Letter. The Board established a special review committee (the “Committee”), consisting of independent members of the Board, to review and evaluate the allegations made in the Letter. The Committee engaged independent legal counsel to assist it with its review.

The Committee has concluded its review and presented its findings and recommendations to the independent members of the Board. The Committee determined, among other things, that the evidence did not support the allegations that any of the Named Individuals had engaged in any misconduct or deliberate wrongful acts, or were personally enriched as a result of any of the alleged misconduct. The Committee also determined that there were not deficiencies in the Company’s internal controls related to safety policies and procedures. The Committee did recommend certain enhancements to the Company’s existing Occupational Safety and Health Administration Act policies and procedures.

After review of the Committee’s presentation, the independent members of the Board accepted all of the Committee’s recommendations and determined that it would not be in the best interests of the Company to pursue any claims premised upon the issues in the Letter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY ENERGY SERVICES, INC.

Date: June 1, 2012	By:	/s/ Kimberly R. Frye
Kimberly R. Frye
Senior Vice President and General Counsel